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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE

               Inergy, L.P. Reports Fiscal 2002 Financial Results
                      Management Conference Call Scheduled

     Kansas City, MO (November 20, 2002) - Inergy L.P. (NASDAQ: NRGY) today reported its results of operations for the fourth quarter and year ended September 30, 2002.

     For the three months ended September 30, 2002, Inergy, L.P. (Inergy) reported income before interest, taxes, depreciation and amortization (EBITDA) of $1.6 million, as compared to $0.1 million in the fourth quarter of last year. For the year ended September 30, 2002, EBITDA increased to $28.8 million from $17.6 million last year. Inergy recorded a seasonal net loss for the three months ended September 30, 2002 of ($4.3) million, or ($0.55) per limited partner unit, as compared to a net loss of ($3.7) million for the same period in the prior year. Due to the seasonal nature of the propane industry, Inergy typically reports net loss during the fourth quarter. For the year ended September 30, 2002, net income was $8.3 million, or $1.20 per diluted limited partner unit, compared with $4.3 million in the same period of the prior year.

     EBITDA increased primarily due to an increase in retail gross profit from acquisitions. The increase in the net loss for the quarter was primarily due to increased operating expenses, depreciation and amortization, and interest expense associated with acquisitions. Net income for the year increased primarily due to an increase in retail gross profit partially offset by increases in operating expenses, depreciation and amortization and interest expense, all primarily the result of acquisitions.

     Retail gallon sales increased 99% to 14.9 million in the fourth quarter of fiscal 2002 from 7.5 million gallons sold in the same quarter last year. For the year ended September 30, 2002, retail gallon sales increased 89% to 88.5 million gallons in 2002 as compared to 46.8 million gallons sold in the same period of the prior year. The net increase in retail gallons sales is primarily attributable to acquisitions partially offset by the effect of warmer weather in 2002 as compared to 2001.

     Retail propane gross profit increased to $7.9 million in the quarter ended September 30, 2002, from $4.6 million in the same period last year. Retail propane gross profit for the year ended September 30, 2002, was $57.4 million as compared to $28.5 million in the same period of 2001. As described above, the increases in retail propane gross profit in these comparable periods is primarily due to acquisitions. Gross profit (loss) from wholesale operations was $0.9 million in the fourth quarter of fiscal 2002 compared to a loss of ($0.1) million in the same period of 2001. For the year ended September 30, 2002, gross profit from wholesale operations was $5.1 million as compared to $5.9 million in fiscal 2001. The decrease in gross profit from wholesale operations is attributable to lower gross profit per gallon. Other gross profits were $3.2 million and $1.6 million in the fourth quarter of 2002 and 2001, respectively and $12.0 million and $6.2 million in the fiscal years ended September 30, 2002 and 2001, respectively. These gross profits are primarily attributable to our transportation operations, sales of appliances and service income, with the increases primarily the result of acquisitions.

     Operating and administrative expenses were $10.8 million in the three months ended September 30, 2002 compared to $6.1 million in the same period of 2001. For the year ended September 30, 2002, operating and administrative expenses were $46.1 million compared to $23.5 million in the year ended September 30, 2001. These increases in operating expenses are primarily attributable to growth related to acquisitions.

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     As previously announced, the Board of Directors of the Partnership's general partner increased Inergy's quarterly distribution from $0.675 to $0.70 per unit ($2.80 annually) with the distribution declaration on October 10, 2002. The distribution was paid on November 14, 2002, to unitholders of record as of November 7, 2002.

     "We are pleased with our fiscal 2002 operating performance against a backdrop of challenging industry conditions. We delivered on our promise of growth by increasing cash distribution during all four quarters of fiscal 2002," said John Sherman, President and CEO of Inergy. Sherman continued, "We are focused on future growth, as evidenced by the recent closing of our Hancock acquisition, and feel well positioned to continue execution of our growth strategy."

     Inergy - headquartered in Kansas City, Missouri - is one of the fastest growing propane gas marketing and distribution businesses in the country. The company's operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers and the wholesale marketing of propane to independent dealers and multi-state marketers. Inergy also operates a growing supply logistics and transportation business. Today Inergy serves nearly 200,000 retail customers in 14 states.

     Inergy will conduct a conference call on Wednesday, November 20, 2002, to discuss the Company's third quarter performance. The call is scheduled for 10:00 a.m., CST. Call-in begins at 9:50 a.m., CST. The call-in number is 1-800-922-0755. A digital recording of the call will be available for the two weeks following the call by dialing 1-877-519-4471 and entering the pass code 3611523. A recording will also will be available on Inergy's website, www.InergyPropane.com, for two weeks following the call.

     For more information, please contact Mary Adams in Inergy's Investor Relations Department at 816-842-8181 or via email at madams@inergyservices.com.

     This news release contains forward-looking statements, which are statements that are not historical in nature such as being positioned to continue the execution of our growth strategy. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements, are weather conditions that vary significantly from historically normal conditions; our success in hedging our positions; the general level of petroleum product demand, and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; our ability to generate available cash for distribution to unitholders; the costs and effects of legal and administrative proceedings against us or which may be brought against us; and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy's annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

                                 (TABLE FOLLOWS)

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Inergy, L.P.
Consolidated Statements of Operations
For the Three Months and Year Ended September 30, 2002 and 2001
(in thousands)

                                                             (Unaudited)                    (Unaudited)
                                                          Three Months Ended                Year Ended
                                                             September 30,                 September 30,
                                                           2002         2001             2002         2001
                                                           ----         ----             ----         ----
                                        Revenues:
                                      Propane (a)       $  34,040    $  19,102        $ 192,122    $ 158,284
                                            Other           5,145        2,171           16,578       10,698
                                                     ---------------------------   ---------------------------
                                                           39,185       21,273          208,700      168,982

                         Cost of product sold (a)          27,163       15,158          134,242      128,425
                                                     ---------------------------   ---------------------------

                                     Gross profit          12,022        6,115           74,458       40,557

            Operating and administrative expenses          10,832        6,132           46,057       23,501
                    Depreciation and amortization           3,125        2,061           11,444        6,532
                                                     ---------------------------   ---------------------------

                          Operating income (loss)          (1,935)      (2,078)          16,957       10,524

                          Other income (expense):
                                 Interest expense          (2,810)      (1,672)          (8,365)      (6,670)
Interest expense related to write-off of deferred
                                  financing costs               -                          (585)
           Gain (loss) on sale of property, plant
                                    and equipment             368           10              140           37
                                            Other              91           64              255          458
                                                     ---------------------------   ---------------------------

                Income (loss) before income taxes          (4,286)      (3,676)           8,402        4,349

                       Provision for income taxes              11            -               93            -
                                                     ---------------------------   ---------------------------

                                Net income (loss)       $  (4,297)   $  (3,676)       $   8,309    $   4,349
                                                     ===========================   ===========================

       Net Income (Loss) Per Limited Partner Unit
                                            Basic       $   (0.55)                    $    1.22
                                          Diluted       $   (0.55)                    $    1.20

            Supplemental Information: (Unaudited)
            -------------------------

                                           EBITDA       $   1,649    $      57        $  28,796    $  17,551
                              Retail gallons sold          14,855        7,529           88,505       46,750
                 Maintenance capital expenditures       $     364    $     572        $   1,556    $   1,901

                         Distributable Cash Flow:
                         ------------------------

                                       EBITDA (b)       $   1,649                     $  28,796
                        Cash interest expense (c)          (2,465)                       (7,112)
                 Maintenance capital expenditures            (364)                       (1,556)
                       Provision for income taxes             (11)                          (93)
                                                     --------------                --------------
                      Distributable cash flow (d)       $  (1,191)                    $  20,035
                                                     ==============                ==============

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(a) New accounting standards affecting the reporting of gains or losses on certain contracts related to our risk management activities became effective in this past quarter, requiring such contracts to be reported on a net basis in the income statement, resulting in an equal reduction in Revenue and Cost of product sold. Adopting this standard also required reclassifying Revenue and Cost of product sold for the third quarter and all prior periods. The adoption of the new standards required that we reduce both Revenue and Cost of Product Sold by $17.1 million and $9.6 million in the three month periods ended September 30, 2002 and 2001, respectively and $69.6 million and $54.2 million in the fiscal years ended September 30, 2002 and 2001, respectively. This reclassification had no impact on gross profit or EBITDA.

(b) EBITDA is defined as income before taxes, plus interest expense and depreciation and amortization expense, less interest income. EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. EBITDA, as we define it, may not be comparable to EBITDA or similarly titled measures used by other corporations or partnerships.

(c) Cash interest expense is net of amortization charges associated with deferred financing costs and the write off of $585 of deferred financing costs.

(d) Distributable cash flow should not be used as a measure of financial performance calculated in accordance with generally accepted accounting principles.

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